                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement entered into as of March 31, 1998, by and between TranSafe Corporation, a Delaware corporation (the "Buyer"), and Digital Recorders, Inc., a North Carolina corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties".

         The Seller wishes to sell or otherwise dispose of the Business, and the Buyer wishes to acquire the Business.

         This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets and assume certain of the liabilities of the Seller in return for cash.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       Definitions.

         "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller that are utilized in the Business, and are identified on the Effective Date Balance Sheet including but not limited to:

                  (a) Tangible Assets,

                  (b) Inventory,

                  (c) Intellectual Property,

                  (d) Contracts,

                  (e) Software,

                  (f) all receivables of the Business,

                  (g) deposits, prepayments, and refunds,

                  (h) approvals, permits, licenses, FCC license, orders, registrations, certificates, variances, and similar rights obtained from government and governmental agencies directly related to the Business,

                  (i) books, records, ledgers, files, documents, correspondence, lists, prints, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials directly related to the Business, and

                  (j) all of the outstanding shares of Travelers Information Service, Inc., a wholly-owned Subsidiary of the Seller;

provided, however, that the Acquired Assets shall not include (i) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement) and (ii) any inventory acquired for the National Weather Service contract.

                  "Adjusted Purchase Price" has the meaning set forth in 2(f) below.

                  "Adjustment" has the meaning set forth in 2(f) below.

                  "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorney's fees and court costs.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "Affiliated Group" has the meaning set forth in Code Sec. 1504(a).

                  "Applicable Rate" means the announced prime rate in effect from time to time at the Northern Trust Company of Chicago, Illinois.

                  "Assumed Liabilities" means:

                  (a) all Liabilities of the Business set forth on the Effective Date Balance Sheet,

                  (b) all accrued vacation, bonuses, commissions and sick pay of the Transferred Employees,

                  (c) all Liabilities of the Business which have arisen after the Effective Date in the Ordinary Course of Business,

                  (d) all obligations of the Seller related to the Business under the Contracts, licenses, sublicenses, purchase orders, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, provided, however, that the Assumed Liabilities shall not include (i) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (ii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby, (iii) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), (iv) any warranty obligations of the Business for product manufactured, sold, or shipped prior to the Effective Date, (v) any claim against the Seller by employees or third parties arising from any event, incident, situation or circumstance occurring or existing prior to the Effective Date that is not expressly defined as an Assumed Liability, (vi) any claim of Mary Stephens against the Business and the Seller, and (vii) the GSA contract with respect to the U.S. National Weather Service which expired March 31, 1998.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                  "Business" means the business of the Seller's highway advisory radio division.

                  "Buyer" has the meaning set forth in the preface above.

                  "Closing" has the meaning set forth in 2(d) below.

                  "Closing Date" has the meaning set forth in 2(d) below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Confidential Information" means any information concerning the Business that the Seller has treated as confidential and proprietary.

                  "Contracts" means all the contracts, agreements, leases, other similar arrangements, and rights of the Business and identified on Schedule 1.

                  "Disclosure Schedule" has the meaning set forth in 3 below.

                  "Effective Date" has the meaning set forth in 2(d) below.

                  "Effective Date Balance Sheet" has the meanings set forth in 2(f) below.

                  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit

Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                  "Employee Plans" has the meaning set forth in 8(i) below.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know
Act of 1986, as amended.

                  "Fiduciary" has the meaning set forth in ERISA Sec.
3(21).

                  "Final Purchase Price" has the meaning set forth in 2(f) below.

                  "GAAP" means generally accepted accounting principles used in the United States.

                  "Initial Purchase Price" has the meaning set forth in 2(c) below.

                  "Intellectual Property" means with respect to the Business all
(a) patents, patent applications, patent disclosures, and improvements thereto,
(b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registration and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) Trade Secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

                  "Inventory" means all inventory of raw materials, stock-in-trade, work-in-process, finished goods, repair and replacement parts used or related to the Business, including goods in transit, consigned inventory, inventory sold on approval and rental inventory.

                  "Knowledge" means actual knowledge after reasonable investigation.

                  "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Party" has the meaning set forth in the preface above.

                  "Pro Forma Balance Sheet" means the pro forma balance sheet for the Business as of December 31, 1997 attached hereto at Schedule 2.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec 4975.

                  "Questionable Receivables Discount" means $220,000 of receivables of the Business outstanding on the Effective Date.

                  "Reportable Event" has the meaning set forth in ERISA
Sec. 4043.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sale of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letter of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "Seller" has the meaning set forth in the preface above.

                  "Seller's Payments" has the meaning set forth in 2(f) below.

                  "Software" means all computer software (including documentation and related object and source codes) used in or related to the Business, and the goodwill associated therewith. The "Software" is identified on
Schedule 3.

                  "Statement" has the meaning set forth in 2(i) below.

                  "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Tangible Assets" means tangible personal property of the Business including but not limited to machinery, tooling, equipment, computers, leasehold improvements at the 4900 Prospectus Drive, Research Triangle Park, North Carolina, 1725 Carpenter Fletcher Road, Durham, North Carolina, and 5121 Holly Ridge Drive, Raleigh, North Carolina facilities, fixtures, accessories, furniture, furnishings, automobiles, trucks, tools, jigs, and dies used in the Business and identified on Schedule 4.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholdings, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Trade Secrets" means confidential ideas and information, trade secrets, know-how concepts, methods, processes formula, reports, data, customer lists, mailing lists business plans or other proprietary information or materials.

                  "Transferred Employee" means an employee of Seller who receives and accepts an employment offer of the Buyer in connection with the sale of the Business.

         2.       Basic Transaction.

                  (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, the Acquired Assets for the consideration specified below in this 2.

                  (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included in the definition of Assumed Liabilities.

                  (c) Purchase Price. Based on the Pro Forma Balance Sheet, the Buyer agreed to pay the Seller $3.411 million (the "Initial Purchase Price") subject to the adjustments provided in this 2.

                  (d) The Closing Date and the Effective Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McBride Baker & Coles in Chicago, Illinois, on the date hereof (the "Closing Date"). Notwithstanding the Closing Date, the transactions contemplated herein shall be effective at the beginning of business April 1, 1998 (the "Effective Date"). Between the Effective Date and the Closing Date, with respect to the Business, all assets acquired, Liabilities incurred, receivables created, cash received (except as provided in 2(f) below), Liabilities paid and orders shipped shall be for the account of the Buyer.

                  (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including Intellectual Property transfer documents) substantially in the form attached hereto as Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption agreement substantially in the form attached hereto as Exhibit B and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver cash in the amount of the Final Purchase Price less the Questionable Receivables Discount to the Seller.

                  (f) Adjustment to Initial Purchase Price. An adjustment to the Initial Purchase Price will be calculated in accordance with the following provisions:

                           (i)      Between the Effective Date and the Closing
Date, the Parties shall prepare a balance sheet of the Business as of the Effective Date (the "Effective Date Balance Sheet"). The

Effective Date Balance Sheet will include the same line items and be prepared in accordance with the same policies and practices as the Pro Forma Balance Sheet; provided however, the Parties agree that: (x) To the extent a receivable includes an unperformed obligation of the Seller, which shall be performed by the Buyer, that portion of the receivable attributable to the unperformed obligation plus a pro rata share of the profit of such receivable, shall be deducted from the receivables on a dollar for dollar basis on the Effective Date Balance Sheet, whether such unperformed obligation is reflected in Deferred Revenue or otherwise; (y) all inventory related to the National Weather Service contract shall be deducted from the Inventory on a dollar for dollar basis; and
(z) any trade payable outstanding on the Effective Date that relates to products shipped on or before the Effective Date shall be deducted from the payables on a dollar for dollar basis.

                           (ii)     The difference between the Equity/Payable to
Parent line item on the Effective Date Closing Balance Sheet and the Equity/Payable to Parent on the Pro Forma Balance Sheet (the "Adjustment") shall be an adjustment to the Initial Purchase Price. When the Parties have agreed on the "Adjustment", the Parties will proceed to calculate the Adjusted Purchase Price as follows: If the Adjustment is greater than 1, the Adjustment shall increase the Initial Purchase Price on a dollar for dollar basis and if the Adjustment is less than 1, it shall reduce the Initial Purchase Price on a dollar for dollar basis, resulting in the "Adjusted Purchase Price".

                           (iii)    After the determination of the Adjusted
Purchase Price, the Parties agree that the sum of the line items Accrued Vacation Payable, Accrued Bonuses and Accrued Commissions but only to the extent they relate to Transferred Employees on the Effective Date Balance Sheet (together, "Seller's Payments") shall be deducted from the Adjusted Purchase Price on a dollar for dollar basis, because the Buyer will pay those obligations on behalf of the Seller to the third parties. The result of the Adjusted Purchase Price less the Seller's Payments shall be the "Final Purchase Price".

                           (iv)     Between the Effective Date and the Closing
Date, the Buyer and the Seller will review the Effective Date receivables to determine which of the receivables, if any, can not be readily collected by the Buyer and the appropriate discount for such receivables ("Questionable Receivables Discount").

                           (v)      At the Closing, the Buyer will pay the
Seller the Final Purchase Price less the Questionable Receivables Discount in cash, and the Parties agree that thereafter neither Party shall have any further obligation to the other Party with respect to the receivables except as provided in 9.

                  (g) Seller's Payments. The Buyer will pay the Seller's Payments to the Transferred Employees, at such times as the Seller would have been obligated to make such payments.

                  (h) Purchase Price Allocation. The Purchase Price will be allocated in accordance with the following provisions:

                           (i)      Within thirty (30) days of the Closing Date,
the Buyer and the Seller will execute a Purchase Price Allocation Statement (the "Statement") with the Parties' allocation of the Purchase Price (together with the Assumed Liabilities). The Parties will endeavor in good faith to resolve any differences with respect to the Purchase Price Allocation Statement.

                           (ii)     The Purchase Price (together with the
Assumed Liabilities) will be allocated in accordance with the Purchase Price Allocation Statement and subject to the requirements of applicable tax law or election, all Tax Returns and reports including Internal Revenue Service Form 8594, filed by the Parties will be prepared consistently with such allocation. The Parties shall, subject to the requirements of any applicable tax law or election, file all Tax Returns and reports consistent with the allocation provided in the Purchase Price Allocation Statement.

                  (i) Nonassignable Contracts. To the extent that the assignment by the Seller of any sales order, purchase order, lease, license or other Contract included in the Assumed Liabilities or Acquired Assets is not permitted without (i) the consent of the other party to the contract, (ii) the approval of the Buyer as a source of the products or services called for by such contract or
(iii) the approval of the Buyer as a lessee, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. If such consent is not obtained, or if an attempted assignment would be ineffective or would impair the Buyer's rights thereunder so that the Buyer would not, in fact, receive all such rights, the Buyer shall act as the agent of the Seller in order to obtain for the Buyer the benefits thereunder. In the event the third party will not permit the Buyer to so act as the agent of the Seller, or the Buyer is prohibited by law from doing so, the Seller shall, at the Buyer's option, assume all of the remaining burdens and obligations under the relevant instrument, and the Buyer shall thereafter reimburse and indemnify the Seller for its performance thereof to the extent the Buyer obtains the benefits thereunder.

         3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule").

                  (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in 2 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangements to which the Seller is a party or by which it is bound or to which any of its assets is subject, except with respect to the required third party consents identified on Exhibit C. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in 2 above).

                  (d) Subsidiaries. The only Subsidiary of the Seller which is related to the Business is identified on 3(d) of the Disclosure Schedule;
the Subsidiary is organized and is currently in good standing in the State of North Carolina, and has only 100 shares of common stock, $1.00 par value, currently issued and outstanding. The Subsidiary is not now, and never has been, engaged in any activities or conducted any business; the Subsidiary does not currently have, and has never had, any assets (except the F.C.C. license used in the Business) or any Liabilities.

                  (e) Financial Statements; Books and Records. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995 and December 31, 1996 (the "Most Recent Fiscal Year End") for the Seller, and (ii) unaudited consolidated and consolidating balance sheets and statements of income, and cash flow (the "Most Recent Financial Statements") as of and for the one month ended January 31, 1998 (the "Most Recent Fiscal Month End") for the Seller. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete); provided, however, that the interim Financial Statements are subject to normal year-end adjustments (which will not be material) and lack footnotes and other presentation items.

         None of the records, systems, data or information of the Seller is recorded, stored, maintained, operated or otherwise, wholly or partly, dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process, computerized or not) which are not under the exclusive ownership and direct control of the Seller.

         The books of account, minute books and other material business records of the Seller are complete and correct and have been maintained in accordance with sound business practices. The Seller has: (i) made and kept its books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets, and (ii) devised and maintained a system of internal accounting control sufficient to provide reasonable assurances that: (w) transactions are executed in accordance with management's general or specific authorization; (x) transactions are recorded as necessary
(A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (y) access to assets is permitted only in accordance with management's general or specific authorization; and (z) the recorded accountability for assets as compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (f) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Business. Without limiting the generality of the foregoing, since that date:

                           (i) the Seller has not sold, leased, transferred, or
assigned any of its assets, tangible or intangible, used in the Business other than for a fair consideration in the Ordinary Course of Business;

                           (ii) with respect to the Business, the Seller has not
entered into any contract lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                           (iii) with respect to the Business, no party
(including the Seller) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $10,000 to which the Seller is a party or by which it is bound;

                           (iv)     the Seller has not imposed any Security
Interest upon any of its assets, tangible or intangible;

                           (v)      with respect to the Business, the Seller has
not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                           (vi)     with respect to the Business, the Seller has
not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                           (vii)    with respect to the Business, the Seller
has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $5,000 singly or $10,000 in the aggregate or outside the Ordinary Course of Business;

                           (viii)   with respect to the Business, the Seller
has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

                           (ix)     with respect to the Business, the Seller has
not canceled, compromised, waived, or released any right or claim (or series or related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

                           (x)      with respect to the Business, the Seller has
not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (xi)     there has been no change made or authorized
in the charter or bylaws of any of the Seller;

                           (xii)    with respect to the Business, the Seller
has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                           (xiii)   with respect to the Business, the Seller
has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                           (xiv)    with respect to the Business, the Seller
has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                           (xv)     with respect to the Business, the Seller has
not granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

                           (xvi)    with respect to the Business, the Seller
has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation,
(d) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

                           (xvii)   with respect to the Business, the Seller
has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                           (xviii)  with respect to the Business, the Seller
has not delayed payment of any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement or any of the transitions contemplated hereby) which would constitute an Assumed Liability if in existence as of the Effective Date; and

                           (xix)    with respect to the Business, there has
not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller.

                  (g) Undisclosed Liabilities. With respect to the Business, the Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

                  (h)      Tax Matters.

                           (i)      The Seller has filed all Tax Returns that it
was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii)     The Seller has withheld and paid all Taxes
required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                           (iii)    No officer (or employee responsible for
Tax matters) of the Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of officers (and employees responsible for Tax matters) of the Seller has Knowledge based upon personal contact with any agent of such authority.

                           (iv)     The Seller has provided the Buyer with
complete and accurate information with respect to the basis of the Seller in those assets that constitute the Acquired Assets.

                  (i) Tangible Assets; Inventory. Schedule 4 is a complete and accurate list of all tangible assets owned or leased by, or in the possession of, the Seller and used in the Business except the Inventory. The Seller has good and marketable title to the Tangible Assets (or has an enforceable right to use the Tangible Assets in the case of Tangible Assets held under lease or contract), and to the Inventory. The Tangible Assets and the Inventory are not subject to any Security Interest, are in possession of the Seller, and are located at Suite 250, 4900 Prospectus Drive, Research Triangle Park, North Carolina, 1725 Carpenter Fletcher Road, Durham, North Carolina and partially at 5121 Holly Ridge Drive, Raleigh, North Carolina. The Tangible Assets are all the tangible assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. Each such Tangible Asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                  The Inventory of the Business consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time in accordance with the past custom and practice of the Seller.

                  (j) Owned Real Property. 3(j) of the Disclosure Schedule lists all real property that the Seller owns.

                  (k)      Intellectual Property.

                           (i)      The Seller owns or has the right to use
pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller in the Business immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses in the Business.

                           (ii)     The Seller has not interfered with,
infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties with respect to the Business, and none of the officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Seller with respect to the Business.

                           (iii)     Section 3(k) of the Disclosure Schedule
identifies each patent or registration which has been issued to or is owned by the Seller with respect to its Intellectual Property used in the Business, identifies each pending patent application or application for registration which the Seller had made with respect to any of its Intellectual Property used in the Business, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property used in the Business (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each such item of Intellectual Property used in the Business:

                                    (A) the identified owner possesses all
         right, title, and interest in and to the item;

                                    (B) the item is not subject to any
         outstanding judgment, order, decree, stipulation, injunction, or charge;

                                    (C) no charge, complaint, action, suit,
         proceeding, hearing, investigation, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the items; and

                                    (D) the Seller has not ever agreed to
         indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iv)     Section 3(k) of the Disclosure Schedule also
identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission in the Business. The Seller has supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Intellectual Property used in the
Business:

                                    (A) the license, sublicense, agreement, or
         permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                    (B) the license, sublicense, agreement, or
         permission will continue to be legal, valid, binding, enforceable, and in full force and effect;

                                    (C) no party to the license, sublicense,
         agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (D) no party to the license, sublicense,
         agreement, or permission has repudiated any provision thereof;

                                    (E) with respect to each sublicense, the
         representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                    (F) the underlying item of Intellectual
         Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                                    (G) no charge, complaint, action, suit,
         proceeding, hearing, investigation, claim, or demand is pending, or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (H) the Seller has not granted any
         sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                           (v)      None of the officers (and employees with
responsibility for Intellectual Property matters) of the Seller has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Business.

                  (l) Software and Information Systems. Schedule 3 sets forth an accurate and complete list and summary description of all the Software used in and related to the Business. The Software identified on Schedule 3 is all the software necessary for the operation of the Business as it is presently conducted and as presently proposed to be conducted. 3(l) of the Disclosure Schedule identifies or describes (y) Software which is owned by the Seller and (z) Software which is licensed to the Seller by third parties. Except as provided at 3(l) of the Disclosure Schedule, with respect to the Software that is owned by the Seller:

                           (i)      All Software documentation for the end user
is reasonably current, accurate and sufficient in detail and content to identify, explain the nature and permit the intended use thereof.

                           (ii)     All source codes, object codes and source
code comments included in the Software are sufficient to the extent reasonably necessary to enable Buyer to maintain and modify the Software using persons skilled in the programming language, operating systems, and hardware involved.

                           (iii)    Except for Incorporated Products (as
hereinafter defined), the Seller has good, sole, and marketable right, title, and interest in and to the Software (including the exclusive right to make, copy, sell, exploit, and provide to others the use of the Software and all derivative works thereof) free and clear of any Security Interests and adverse rights of every kind, nature, and description. The Seller is in actual and sole possession of (and will transfer to Buyer at Closing) all copies of the source code, source code comments and object code (except for copies of object code held by licensees) and other proprietary rights included in the Software.
3(l) of the Disclosure Schedule lists all current and former employees of the Seller who were authors of the Software and, to the Knowledge of the Seller, any other person or entity who materially participated in the development of the Software or any portion thereof or performed any work related to the Software (such authors and other persons or entities are collectively referred to as the "Software Authors"). Each Software Author identified as "internal" made his contribution to the Software within the scope of employment with the Seller as "work made for hire." Except for the Incorporated Products, the Software and every portion thereof is an original creation of the Software Authors (or other persons not having any rights thereto) and does not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors (or other persons not having any rights thereto). The Seller has not, by any acts or omissions, or by acts or omissions of Affiliates, directors, officers, employees, agents, or representatives caused any of its proprietary rights in the Software, including copyrights, trademarks, and trade secrets to be transferred, diminished, or adversely affected to any material extent.

                           (iv)    Except as set forth in 3(l) of the Disclosure
Schedule, there are no defects or errors in the Software, which defects or errors could materially and adversely affect Buyer's or any licensee's use of the Software or the functioning of the Software in accordance with the specifications for the Software published by the Seller or provided to customers; the Software has all the features described in the user manuals or advertisements and materials made available to the Seller's customers; and the Software does not contain any "back door," "time bomb," "worm," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data in a manner unauthorized by, and contrary to the intentions of, the user, or to perform any other similar unauthorized destructive type of functions.

                           (v)     No person or entity other than the Seller has
any interest of any kind or nature in or with respect to the Software, including the right to use, make, copy, sell, exploit and provide to others the use of, the Software and all derivative works thereof, and no government funding or university or college facilities were used in the development of the Software, and the Software was not developed pursuant to an agreement giving any person or entity rights to the Software, and no situation, matter, or agreement exists that would preclude Buyer from making any change to the Software or combining it with other software in any lawful manner.

                           (vi)     All copies of copyrighted Software contain
copyright legends; the Seller has no Knowledge that any third party is violating or has violated any of the Seller proprietary rights in the Software; other than license fees for Incorporated Products, no third party has any interest in, or right to compensation from the Seller by reason of, the use, exploitation, or sale of the Software; there are no restrictions on the ability of the Seller (or any successor or assignee of the Seller, including Buyer) to use or otherwise exploit the Software, and such use or exploitation does not and will not obligate the Seller (or any successor or assignee of the Seller, including Buyer) to pay any royalty, fee, or other compensation to any person or entity other than license fees for Incorporated Products; and the Seller has not received any notice and do not have any knowledge of any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph.

                           (vii)     The Software has been licensed for use by
third parties only pursuant to the terms of the standard license agreement in form attached to 3(l) of the Disclosure Schedule which has been in effect since January, 1997 and no license contains any term or provision other than those set forth in the applicable standard form, except for such minor deviations therefrom as do not materially and adversely effect the licensor's rights or obligations thereunder.

                           (viii)   The Seller has delivered or will deliver
at Closing all of its Software fixes (including fixes currently in progress), problem lists, maintenance of the Software, and customer complaints, and all warranty claims (including any pending claims) related to the Software all of which are described at 3(l) of the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no representations and warranties that have been made with respect to the Software.

                           (ix)     The Disclosure Schedule contains a complete
list of all third party software and patent rights which are a component of or incorporated in or specifically required to develop or support any of the Software ("Incorporated Products"), and a list of all restrictions on the Seller's unrestricted right to use, incorporate or distribute the Incorporated Products. The Seller is not in violation of any license, sublicense or agreement with respect to an Incorporated Product.

                           (x)      No person or entity is entitled to receive
the source code for any Software for any reason, and the Seller has not disclosed the source code for any Software to any third party except as set forth at 3(l) of the Disclosure Schedule.

                  (m) Real Property Leases. With respect to the Business,
3(m) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in 3(m) of the Disclosure Schedule. With respect to each lease and sublease listed in 3(m) of the Disclosure Schedule:

                           (i)      the lease or sublease is legal, valid,
binding, enforceable, and in full force and effect;

                           (ii)     the lease or sublease will continue to be
legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing.

                           (iii)    no party to the lease or sublease is in
breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv)     no party to the lease or sublease has
repudiated any provision thereof;

                           (v)      there are no disputes, oral agreements, or
forbearance programs in effect as to the lease or sublease;

                           (vi)     with respect to each sublease, the
representations and warranties set forth in subsections (i) through
(v) above are true and correct with respect to the underlying lease;

                           (vii)    the Seller has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (viii)   all facilities leased or subleased
thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                           (ix)     all facilities leased or subleased
thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

                  (n) Contracts; Backlog. With respect to the Business, 3(n) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements to which the Seller is a party:

                           (i)      any written arrangement (or group of related
written arrangements) for the lease of personal property from or to third parties providing for lease payments;

                           (ii)     any written arrangement (or group of related
written arrangements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services;

                           (iii)    any written arrangement concerning a
partnership or joint venture;

                           (iv)     any written arrangement (or group of related
written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                           (v)      any written arrangement concerning
confidentiality or competition;

                           (vi)     any written arrangement involving any of the
Seller's stockholders and its Affiliates;

                           (vii)    any written arrangement with any of its
directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

                           (viii)   to the Seller's Knowledge, any written
arrangement under which the consequences of a default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Business; or

                           (ix)     any other written arrangement (or group of
related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.

         The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in 3(n) of the Disclosure Schedule. With respect to each Contract: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement, which, if reduced to written form, would be required to be listed in 3(n) of the Disclosure Schedule under terms of this 3(n) or Schedule 1. The contracts and arrangements on
Schedule 1 constitute all of the agreements, contracts, arrangements and rights necessary to conduct the Business as it is presently conducted and presently proposed to be conducted.

         No filled customer order or commitment of the Business obligating the Seller to process, manufacture, or deliver products or perform services will result in a loss to the Seller upon completion of performance. No purchase order or commitment of the Seller with respect to the Business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No supplier of the Seller has indicated within the past year that, with respect to the Business, it will stop, or decrease the rate of, supplying materials, products, or services to them and no customer of the Seller has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from it.

         The Business currently has, and at the Effective Date, will have, backlog, calculated in the manner consistent with past practices of at least $900,000.

                  (o) Accounts Receivable. All accounts receivable of the Seller with respect to the Business are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of the Seller.

                  (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller with respect to the Business, the Acquired Assets and the Assumed Liabilities.

                  (q) Insurance. The Seller has provided accurate and complete information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party and is related to the Business.

                  (r) Litigation. 3(r) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party to the Knowledge of any officers (and employees with responsibility for litigation matters) of the Seller or is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in 3(r) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Business. None of the officers (and employees with responsibility for litigation matters) of the Seller has any reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

                  (s) Product Warranty. With respect to the Business, each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and, with respect to the Business, the Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller. With respect to the Business, no product manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. With respect to the Business, 3(s) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions).

                  (t) Product Liability; Product Safety. With respect to the Business, the Seller has no Liability (and there is no Basis for any present of future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

         The Seller has not been required to file any notification or other report with or to provide information to any product safety agency, commission, board or other governmental authority of any jurisdiction concerning actual or potential hazards with respect to any product manufactured or sold by the Business. Each product manufactured, distributed or sold by the Business complies in all material respects of all product safety standards or each applicable product safety agency, commission, board or other governmental authority. The Seller has not made any misrepresentation or furnished any information containing any material omission to any products safety testing laboratory or a similar organization. The Seller has not failed to obtain approval of any product, component or process which is used, manufactured or licensed by the Seller in the conduct of the Business which is legally required to be approved by any independent or government-sponsored testing laboratory, industry, trade association or similar body agency or association.

                  (u) Employees. To the Knowledge of any of the officers (and employees with responsibility for employment matters) of the Seller, with respect to the Business, no key employee or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. None of the officers (and employees with responsibility for employment matters) of the Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business.

                  (v) Employee Benefits. Section 3(v) of the Disclosure Schedule lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller.

                  (i) Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                  (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 162(k) have been met with respect to each Employee

Welfare Benefit Plan.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each Employee Welfare Benefit Plan.

                  (iv) Each Employee Pension Benefit Plan meets the requirements of a "qualified plan" under the Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                  (v) The market value of assets under each Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of Liabilities thereunder (determined on a plan termination basis). No Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the officers (and employees with responsibility for employee benefits matters) of the Seller, threatened.

                  (vi) There have been no Prohibited Transactions with respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or to the Knowledge of the officers (and employees with responsibility for employee benefits matters) of the Seller threatened. None of the officers (and employees with responsibility for employee benefits matters) of the Seller has any Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                  (vii) The Seller has delivered to the Buyer correct and complete copies of (A) the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

The Seller does not contribute to, never has contributed to, nor ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. The Seller has not incurred, and none of the officers (and employees with responsibility for employee benefits matters) of the Seller has any reason to expect that the Seller will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV or ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that the Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute. The Seller does not maintain nor ever has maintained, nor contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 162(k):

         (w) Guaranties. With respect to the Business, the Seller is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other person.

         (x) Environment, Health, and Safety.

                  (i) With respect to the Business, the Seller and its respective predecessors and Affiliates has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

                  (ii) With respect to the Business, the Seller has no Liability (and there is no Basis related to the past or present operations, properties, or facilities of the Seller and its predecessors and Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of the Seller and its Subsidiaries giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                  (iii) With respect to the Business, the Seller has no Liability (and the Seller and its predecessors and Affiliates have not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against the Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

                  (iv) With respect to the Business, the Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

                  (v) With respect to the Business, the Seller has no Liability (and the Seller has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to statute) against the Seller giving rise to any Liability) for any illness of or personal injury to any employee.

                  (vi) With respect to the Business, the Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (vii) With respect to the Business, all properties and equipment used in the Business of the Seller have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  (viii) With respect to the Business, all product labeling of the Seller has been in conformity with applicable laws (including rules and regulations thereunder).

                  (ix) With respect to the Business, to Knowledge of the Seller, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Seller owns or ever has owned or that the Seller leases or ever has leased.

         (y)      Legal Compliance.

                  (i) To the Knowledge of the Seller, and with respect to the Business, the Seller has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Seller alleging any failure to comply with any such law or regulation.

                  (ii) With respect to the Business, the Seller has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

                  (iii) With respect to the Business, the Seller has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, The Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

                  (iv) With respect to the Business, the Seller has not:

                           (A)      made or agreed to make any contribution,
payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                           (B)      established or maintained any unrecorded
fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                           (C)      made or agreed to make any contribution,
or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

                  (v) With respect to the Business, the Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

                  (vi) With respect to the Business, the Seller has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

         (z) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (aa) Disclosure. None of the representations or warranties of Seller contained herein, none of the information contained in the Disclosure Schedule referred to in this 3 and none of the other information or documents furnished to the Buyer pursuant to the terms of this Agreement is or will be false or misleading in any material respect, or omits or will omit to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to affect adversely the Acquired Assets or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 4), except as set forth in the Disclosure Schedule.

         (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in 2 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in 2 above).

         (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which the Seller could become liable or obligated.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the Closing conditions set forth in 6 below).

         (b) Notices and Consents. The Seller will give any notices to third parties, and the Parties will use their reasonable best efforts to obtain any third-party consents identified on Exhibit C.

         (c) Operation of Business. The Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business, and the Seller will keep the Business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (d) Notice of Developments. The Parties will give each other prompt written notice of any material development affecting the assets, Liabilities, Business, financial condition, operations, results of operations, or future prospects of the Business. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) Exclusivity. Until April 30, 1998, the Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Business, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

         (f) Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Business.

         6.     Conditions to Obligation to Close.

         (a) Conditions to Obligation to the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) all of the third party consents identified on Exhibit C have been procured;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  (v) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in 6(a)(i)-(iv) is satisfied in all respects;

                  (vi) the Buyer shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyer and dated as of the Closing Date;

                  (vii) The Seller shall have received acceptable employment agreements or commitments, executed by the employees identified on Schedule 5;

                  (viii) the Buyer shall have received the approval of this transaction from the Board of Directors of its parent company; and

                  (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) all of the third party consents identified on Exhibit C have been procured;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  (v) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in 6(b)(i)-(iv) is satisfied in all respects;

                  (vi) the Seller shall have received from counsel to the Buyer an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Seller and dated as of the Closing Date;

                  (vii) the Seller shall have obtained the approval of this transaction from its Board of Directors;

                  (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this 6(b) if it executes a writing so stating at or prior to the Closing.

         7.     Intentionally Left Blank.

         8.     Post-Closing Agreements.

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Asset Purchase Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Date involving the Seller, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or it books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         (c) Transition. The Seller will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

         (d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information and Trade Secrets, refrain from using any of the Confidential Information and Trade Secrets except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information and Trade Secrets which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information and Trade Secrets, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with these provisions. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information and Trade Secrets to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information and Trade Secrets to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information and Trade Secrets required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information and Trade Secrets which is generally available to the public immediately prior to the time of disclosure.

         (e) Covenant Not to Compete. The Seller agrees that for a period of five (5) years after the Closing Date, the Seller will not, whether alone or in conjunction with any other Person, directly or indirectly:

                  (i) own, manage, operate, provide financing to, or join, control or participate in the ownership, management, operation or control of or provision of financing to, any business wherever located (whether in corporate, proprietorship or partnership from or otherwise), if such business is competitive with the Business as presently conducted;

                  (ii) seek to procure orders from, or do business with, any Person who or which has been a customer of the Business (except the National Weather Service with regards to the Inventory excluded at the Closing) at any time during the period of 12 months prior to the date of this Agreement, with respect to products and services similar to those presently offered by the Business;

                  (iii) in connection with any business competing with the Business as operated at the date of this Agreement, engage, employ, solicit or contact with a view to the engagement or employment, of any Transferred Employee, or any other employee, officer or manager of the Buyer, in any case where the Transferred Employee, employee, officer or manager either was, as a part of his duties, privy to confidential information or know-how or would be in a position to exploit the Confidential Information and Trade Secrets of the Business;

                  (iv) do or say anything which is harmful to the reputation of the Business or which may lead any Person to cease to deal with the Buyer on substantially equivalent terms to those previously offered to the Seller, or at all; or

                  (v) seek to contract with or engage (in such a way as to adversely affect the Business as operated on the date of this Agreement) any Person who or which is a party to an agreement with or has otherwise been engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Business at any time during the period 12 months prior to the date of this Agreement.

         (f) Production and Engineering Arrangements. For a period not to exceed twelve months after the Effective Date, the Seller will provide production and engineering services to the Buyer in accordance with
Schedule 6. The Seller will permit Dr. James E. Paul to complete the antenna and the transmitter research and development projects under the supervision of Andrew L. Turner III. In connection with any work performed by Dr. James E. Paul for the Buyer and the Business, the Seller waives any and all rights it may have to prevent Dr. Paul from such activities pursuant to non-competitive and non-disclosure covenants and agreements, and the Seller expressly authorizes the Buyer and Dr. Paul to contract directly for such services.

         (g) Post-Closing Services. The Seller will provide the Buyer with administrative and accounting services for the Business for a period not to exceed ninety (90) days as set forth in Schedule 6.

         (h) Warranty Service. The Seller and the Buyer acknowledge that it may be necessary for the Buyer to perform certain warranty repairs relating to products manufactured or sold by the Seller prior to the Effective Date. Upon reasonable request from the Seller, the Buyer agrees, without assuming any liability for such warranty obligations of Seller (which warranty obligations do not constitute Assumed Liabilities), to perform in accordance with reasonable and customary standards of care and diligence all work necessary for the Seller to satisfy its warranty obligations with respect to such equipment. The Seller promptly shall pay or reimburse the Buyer for its material, labor, overhead, travel expenses, freight costs and any other reasonable costs and expenses in connection with such actions, as invoiced by the Buyer from time to time, for any such amount in excess of $30,000.00 in the aggregate.

         (i) Employees. (i) The Buyer shall offer employment to all employees of Seller actively at work in the Business on the Closing Date, to be effective as of the Effective Date. The terms and conditions of employment of any persons hired by the Buyer shall be at the Buyer's discretion. The Seller shall be responsible for all compensation due to the Seller's employees or former employees with respect to their employment with the Seller prior to the Effective Date, whether or not hired by the Buyer. This Agreement shall not obligate the Buyer to be a successor employer or to assume any collective bargaining agreement between the Seller and any union representative in effect prior to or as of the Closing.

                  (ii) The Seller shall be responsible for paying or causing to be paid directly to Seller's employees on their behalf all wages, salaries, and benefits to which they are entitled under the Employee Plans (as defined below) for employment prior to the Effective Date, and the Buyer shall assume no liability therefor, except as set forth in paragraph (iii) below. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by the Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to the Buyer, except as set forth in paragraph (iii) below. The Buyer shall not be liable for any claim for insurance, reimbursement or other benefits payable under the Employee Plans. The Seller shall be responsible for compliance with the requirements of Section 4980B of the Code and Title I Subtitle B Subpart of ERISA. The Buyer agrees to credit the Transferred Employees with all unused vacation and sick pay earned or accrued with the Seller for service with the Seller before the Effective Date to the extent such unused vacation and sick pay is an Assumed Liability. For this purpose, "Employee Plans" shall mean any and all plans, programs, arrangements, practices or contracts the Seller provides (directly or indirectly), benefits or compensation to or on behalf of employees or former employees of Seller, of any nature, whether formal or informal, oral or written.

                  (iii) The Parties agree that any Transferred Employee may elect to transfer the assets held in his or her account in the Seller's 401(k) Plan to the Quixote Corporation Incentive Savings Plan ("Quixote 401(k)
Plan") at any time until December 1, 1998 or upon termination of the Transferred Employee's interest in the Seller's 401(k) Plan and distribution of the assets therefrom, and to the extent that the Transferred Employee(s) elect(s), the Parties agree to the following procedures. The Buyer shall provide to the Seller no later than Closing a copy of the Quixote 401(k) Plan, and all information and documents necessary to effect such transfer of assets. Contingent upon the Buyer providing the required documents and information on or prior to Closing, and contingent upon the Buyer providing evidence that the Quixote 401(k) plan is qualified under 401(a) of the Internal Revenue
Code, the Seller will transfer or cause to be transferred to the Quixote 401(k) Plan, the assets held in the Seller Plan for the Transferred Employees on the first day of the quarter following Closing with such assets valued as of the day prior to the transfer. The Seller will not charge the Buyer or the plan participants' accounts a fee in connection with such transfer. The Seller and the Buyer agree to execute such documents as are necessary to effect the transfer, including, but not limited to, filing Forms 5310A with the Internal Revenue Service. After the transfer, the Seller, and the Trustee of the Seller Plan, shall have no further liability to the Buyer, or to the Transferred Employees, except as provided by law. In the event the Buyer fails to do any act required in this section, the Seller may, at its election, distribute all assets held in the Seller Plan for the Transferred Employees, directly to the Transferred Employees, in a lump sum distribution.

         9. Remedies for Breaches of this Agreement.

         (a)      Survival.

         All of the representations and warranties of the Seller contained in 3 hereof (other than the representations and warranties of the Seller contained in 3(a), 3(b), 3(c), 3(h),

3(v), and 3(y) hereof) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter. All of the other representations, warranties, and covenants of the Buyer and the Seller contained in this Agreement (including the representations and warranties of the Seller contained in 3(a), 3(b), 3(c), 3(h), 3(v), and 3(y) hereof) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter.

         (b)      Indemnification Provisions for Benefit of the Buyer.

         In the event the Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against the Seller pursuant to 10(h) below within the applicable survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, the Seller shall not be obligated to indemnify the Buyer for any single claim of less than $5,000, unless the Buyer has accumulated a group of claims, each of which is less than $5,000, which aggregates at least $25,000; provided, further, no claim for breach of 3(o) (receivables) shall be made until the Adverse Consequences exceeds the Questionable Receivables Discount, and no claim for breach of 3(s) (product warranty) shall be made until the Adverse Consequences exceeds $30,000.00.

         The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller which is not an Assumed Liability or any Liability of the Buyer arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability) which is not an Assumed Liability.

         (c)      Indemnification Provisions for Benefit of the Seller.

         In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and provided that the particular representation, warranty, or covenant survives the Closing and that the Seller makes a written claim for indemnification against Buyer pursuant to 10(h) below within the applicable survival period, then the Buyer agrees to indemnify the

Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, the Buyer shall not be obligated to indemnify for any single claim of less than $5,000, unless the Seller has accumulated a group of claims, each of which is less than $5,000, which aggregates at least $25,000.

         The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

         (d) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this 9, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying Party notifies the Indemnified Party with 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

         (e) Determination of Loss. The parties shall make appropriate adjustments for tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time cost of money (using the Applicable Rate as the discount rate) in determining the amount of loss for purposes of this 9. All indemnification payments under this 9 shall be deemed adjustments to the Purchase Price.

         (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant.

         10.    Miscellaneous.

         (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder.

         (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

         (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interest, or obligations hereunder without prior written approval of the other Party.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Seller:                 Digital Recorders, Inc.
                                    2300 Englert Drive, Suite B
                                    Post Office Box 14068
                                    Research Triangle Park, NC  27709
                                    Attn:  J. Phillips L. Johnston
                                    Fax:  919-361-0200

  Copy to:                          Gray, Layton, Kersh, Solomon, Sigmon
                                    Furr & Smith, P.A.
                                    516 S. New Hope Road
                                    P. O. Box 2636
                                    Gastonia, North Carolina  28053
                                    Attn:  David M. Furr
                                    Fax:  704-866-8010

  If to the Buyer:                  TranSafe Corporation
                                    One East Wacker Drive, 30th Floor
                                    Chicago, Illinois  60601
                                    Attn:  Leslie J. Jezuit
                                    Fax:  312-467-1356

  Copy to:                          McBride Baker & Coles
                                    40th Floor
                                    500 W. Madison Street
                                    Chicago, Illinois  60661
                                    Attn:  Anne Hamblin Schiave
                                    Fax:  312-993-9350

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (l) Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context required otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Northern District of Illinois in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto by suit on the judgment or in any other manner provided by law.

         (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in 10(o) above), in addition to any other remedy to which they may be entitled, at law or in equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                            TRANSAFE CORPORATION

                                            By: _______________________________

                                            Title: ____________________________



                                            DIGITAL RECORDERS, INC.

                                            By: _______________________________

                                            Title: ____________________________

ASSIGNMENT AND BILL OF SALE

         Pursuant to the Asset Purchase Agreement entered into as of March 31, 1998 (the Agreement) by and between TranSafe Corporation, a Delaware corporation (the Buyer), and Digital Recorders, Inc., a North Carolina corporation (the Seller), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of April 1, 1998 the Seller DOES HEREBY ASSIGN, SELL, TRANSFER, CONVEY AND DELIVER unto the Buyer, its successors and assigns all right, title and interest in and to the Acquired Assets (capitalized terms are defined as set forth in the Agreement); provided, however, that as to any contract, sales order, purchase order, license, sublicense, lease, sublease, bond or other agreement included in the Acquired Assets which cannot be assigned, transferred or conveyed without the consent of a third-party, which consent has not been obtained, this Assignment and Bill of Sale shall be of no force or effect until such consent has been obtained.

         This Assignment and Bill of Sale shall be binding upon the successors and assigns of the Seller and shall inure to the benefit of the successors and assigns of the Buyer.

         IN WITNESS WHEREOF, the Seller has caused this Assignment and Bill of Sale to be duly executed and delivered this 14th day of April, 1998.

                                          DIGITAL RECORDERS, INC.,
                                          a North Carolina corporation


                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________